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                                                                       EXHIBIT 7

                              CONVERTIBLE DEBENTURE
                               3Si HOLDINGS, INC.


         3Si Holdings, Inc., a corporation duly organized and existing under the laws of the State of Wyoming (the "Company"), for value received, hereby promises to pay to Jerome K. Thorson, of Boulder, Colorado, the holder hereof (the "Holder"), the principal sum of One Hundred Thousand Dollars ($100,000) together with interest at six and one-half percent (6-1/2%) per annum. Interest shall be payable monthly, on the first day of each successive month hereafter until the Maturity Date, and shall be adjusted monthly, based on increases or decreases in the publicly announced prime lending rate for GMAC, Denver, Colorado. All unpaid principal and accrued interest, if any, shall be payable in full on the one year anniversary date hereof (the "Maturity Date") upon presentation and surrender of this Convertible Debenture at the office of the Company.

         This Convertible Debenture is issued by the Company and delivered to Holder upon the following terms and conditions:

         1. PREPAYMENT. This Convertible Debenture is subject to prepayment in whole or in part at any time at the option of the Company. In the case of any prepayment of less than the total principal amount outstanding, the prepayment shall be applied first to the interest owed and then to the principal outstanding. Prepayment shall not preclude Holder from exercising its conversion privileges as described herein.

         2. CONVERSION. Subject to the provisions hereof, the Holder of this Convertible Debenture has the right, at his option, at any time after (a) one hundred eighty (180) days from the date hereof, but prior to the Maturity Date hereof, or (b) upon notice from the Company of prepayment, to convert the unpaid principal amount hereof into Common Shares of the Company, as such shares shall be constituted at the date of conversion, on such terms as shall be mutually agreed between Holder and the Board of Directors of the Company, taking into account the then market price of the Company's stock (the mean between the bid and asked price of the stock as quoted in the OTC pink sheets on the conversion date), and other factors deemed relevant by the Board to be in the best interests of the Company and its shareholders; provided, that in any


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event the price on such conversion shall not be less than the per share price received by the Company for any similar equity sale of stock by the Company pursuant to a private (non-public) offering of the Company's stock, if any, to a third party, in an arm's-length transaction during the period from the date of this Convertible Debenture until such conversion.

         On such conversion date both the Company and the Holder shall mutually be responsible for, and shall mutually warrant and represent that all material, current, information regarding the Company has been publicly disclosed for at least five (5) business days prior to such conversion. Conversion shall be made by Holder's written notice of his election to convert, delivered with this Convertible Debenture to the office of the Company, accompanied by an instrument of transfer in form satisfactory to the Company, executed by the Holder or his duly authorized agent. No adjustments in respect of interest or dividends will be made upon any conversion. No fractional shares or scrip representing fractional shares will be issued upon any conversion, but an adjustment in cash will be made in respect of any fraction of a share which would otherwise be issuable upon the conversion.

         3. TRANSFERABILITY. This Convertible Debenture shall not be transferable by Holder; provided, that upon Holder's death prior to the Maturity Date, or prior to conversion, it shall pass to Holder's estate, and to his heirs or designated beneficiaries thereunder, and shall be subject to all of the terms and conditions hereof.

         4. SUBORDINATION. The indebtedness evidenced by this Convertible Debenture is subordinate and subject in right of payment to the prior payment in full of all senior indebtedness of the Company as set forth in EXHIBIT A hereto, and the Holder of this Convertible Debenture, by his acceptance hereof, agrees to and shall be bound by all the provisions hereof relating to such subordination.


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         5. MODIFICATION. The Company and the Holder may hereafter modify or amend the terms of this Convertible Debenture, by their mutual written consent; provided, however, that no such written modification shall increase or decrease the principal amount, the rate of interest, the price of conversion of this Convertible Debenture into Common Shares, or the rights of the senior indebtedness of the Company to which this Convertible Debenture is expressly subordinated.

         6. WAIVER. The Holder may, at his sole option, waive any default by the Company under this Convertible Debenture, subject to such defaults being cured to his sole satisfaction upon terms acceptable to him. Any such consent or waiver by the Holder of this Convertible Debenture shall be conclusive and binding upon such Holder, but shall not be deemed a waiver as to any other, or future defaults.

         7. PRINCIPAL OBLIGATION. No reference herein to Holder's right to waive defaults or to the subordination of this Convertible Debenture to the Company's senior indebtedness shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay to Holder the principal of and interest on this Convertible Debenture at the place, at the respective times, at the rate, and in cash, or in Common Stock of the Company, as herein prescribed.

         8. CORPORATE OBLIGATION. No recourse under or upon any obligation, covenant, or agreement contained in this Convertible Debenture shall be had against any shareholder, officer, or director of the Company or of any successor corporation; it being expressly understood by the Holder that this Convertible Debenture is solely a corporate obligation of the Company, and that any and all personal liability is hereby expressly waived and released by the Holder hereof by the acceptance of this Convertible Debenture and as a part of the consideration for the issue hereof.

         9. EXEMPTION UNDER APPLICABLE SECURITIES LAWS. The Holder acknowledges that this Convertible Debenture is issued to him by the Company without registration, either under the 1933 Securities Act or any applicable state securities law, pursuant to applicable exemptions from such registration, based upon the fact that the Holder: (a) is an Accredited Investor, as that term is defined under such applicable securities law; (b) is an officer and


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director, and therefore an affiliate of the Company; (c) has available to him through his access as an insider of the Company and through his access to and review of all periodic reports filed with the SEC by the Company as a public, reporting company, all relevant material information considered by him necessary to make an informed investment decision; and (d) can therefore fend for himself as a sophisticated, experienced investor able to bear the full risk of loss of his investment in the Company.

         10. MISCELLANEOUS PROVISIONS.

         10.1 BINDING NATURE. This Convertible Debenture shall be binding upon the Company, its successors and assigns, and shall inure to the benefit of the Holder hereof, his successors and assigns as provided herein, subject however, to the provisions of Section 3 above.

         10.2 COSTS OF COLLECTION. The Company hereby agrees, if this Convertible Debenture is placed in the hands of any attorney for collection, to pay Holder's reasonable attorneys' fees and other costs of collection as permitted by law.

         10.3 WAIVER. The Company hereby waives demand for payment, presentment, notice of dishonor, notice of non-payment, diligence in collection, grace period, notice and protest.

         10.4 Remedies Upon Default. The use of any remedy by the Holder hereof will not constitute a waiver of the right to use any other remedy provided at law.

         10.5 Extension. Holder's extension of time for payment of this Convertible Debenture, if given by Holder at his sole option, shall not release or modify the liability of the Company hereunder.

         10.6 Governing Law. This Convertible Debenture and any disputes arising or relating to this Convertible Debenture and/or transactions contemplated herein shall be governed by and interpreted and construed in accordance with the laws of the State of Colorado, and the State of Colorado shall be the venue for resolution of all disputes involving this Convertible Debenture.


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         11. AUTHENTICATION. This Convertible Debenture shall be a valid and binding obligation of the Company upon signature by an officer of the Company, pursuant to the authorization by resolution of the Board of Directors of the Company, which is attached hereto as EXHIBIT B, and by reference made a part hereof.

         In witness whereof the Company has caused this Convertible Debenture to be signed and issued in its name to Holder this 13th day of September, 2002.

                                              3Si HOLDINGS, INC.,
                                              a Wyoming corporation:

                                              /s/ Frederick J. Slack
                                              ---------------------------------
                                              By: Frederick J. Slack
                                                 ------------------------------
                                              Title: Exec. V.P.
                                                    ---------------------------

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                                    EXHIBIT A

                         SENIOR INDEBTEDNESS OF COMPANY
                       (TO WHICH THIS $100,000 CONVERTIBLE
                            DEBENTURE IS SUBORDINATE)





                          Vectra Bank Colorado National
                                   Association
                            Corporate Private Banking
                          2000 S Colorado Blvd #2-1200
                             Denver, Colorado 80222

                              Loan No: 5094283-9001

                                   $250,000.00



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                                    EXHIBIT B

                          UNANIMOUS CONSENT MINUTES OF
                               BOARD OF DIRECTORS
                              OF 3SI HOLDINGS, INC.

         Pursuant to the provisions of the Wyoming Business Corporation Act, as amended, the following actions were taken without a meeting of the Board of Directors of 3SI HOLDINGS, INC. (the "Corporation"), as of September 13, 2002, by the unanimous written consent of each member of the Board of Directors of the Corporation.

         RESOLVED, that the Board of Directors of the Corporation hereby determines that the $100,000 loan to the Corporation from Jerome K. Thorson, who is an officer and director of the Corporation, such loan to bear interest at a rate of six and one-half percent (6-1/2%) per annum, for a period of one (1) year, is in the best interests of the Corporation, and is necessary and advisable and generally to the advantage and for the benefit of this Corporation and its stockholders, to allow the Corporation to continue operations and to expend the necessary up-front costs to perform the Corporation's pending contract with Wells Fargo Bank, N.A.; and

         FURTHER RESOLVED, that such loan is hereby approved upon the terms and conditions set forth in the written agreement of Convertible Debenture dated September 13, 2002 (the "Convertible Debenture"), as submitted to the Board; and

         FURTHER RESOLVED, that the form of Convertible Debenture presented to the Board be and the same is hereby approved, and the execution of the said Convertible Debenture by the proper officers of this Corporation is hereby approved and authorized; and

         FURTHER RESOLVED, that the proper officers, counsel and accountants for the Corporation be, and they hereby are, authorized and directed to take all further steps necessary or desirable to implement issuance of the Convertible Debenture to Jerome K. Thorson, as Holder, in accordance with its terms; and


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         FURTHER RESOLVED, that the proper officers of this Corporation be, and they hereby are, authorized and directed to execute, in the name and on behalf of this Corporation and under its corporate seal or otherwise, and to deliver any and all agreements, certificates, applications or other instruments and to take from time to time any and all such other action necessary or desirable to carry out the purposes of the foregoing resolutions.

         IN WITNESS WHEREOF, the undersigned Directors have evidenced their approval of the above proceedings as of the date first above mentioned.

                                             3SI HOLDING COMPANY, INC.

                                             /s/ Frederick J. Slack
                                             --------------------------------
                                             Frederick J. Slack, Director

                                             /s/ Frank W. Backes
                                             --------------------------------
                                             Frank W. Backes, Director

                                             /s/ F. Larry Valdez
                                             ----------------------------------
                                             F. Larry Valdez, Director

                                             /s/ Jerome K. Thorson
                                             ----------------------------------
                                             Jerome K. Thorson, Director




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